Exhibit (12) to Report on Form 10-K
for Fiscal Year Ended June 30, 2012
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2012		2011		2010		2009		2008
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,576,698		$1,413,721		$754,817		$683,083		$1,334,571
Adjustments:
Interest on indebtedness, exclusive of interest on ESOP loan guarantee	89,888		97,009		101,173		109,911		96,572
Amortization of deferred loan costs	2,902		2,695		2,426		2,143		1,793
Portion of rents representative of interest factor	41,515		39,499		41,194		41,839		35,378
Loss (income) of equity investees	1,237		2,592		6,757		(1,529)		2,596
Amortization of previously capitalized interest	196		226		259		262		278
Income as adjusted	$1,712,436		$1,555,742		$906,626		$835,709		$1,471,188
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized and interest on ESOP loan guarantee	$89,888		$97,009		$101,173		$109,911		$96,572
Amortization of deferred loan costs	2,902		2,695		2,426		2,143		1,793
Portion of rents representative of interest factor	41,515		39,499		41,194		41,839		35,378
Fixed charges	$134,305		$139,203		$144,793		$153,893		$133,743
RATIO OF EARNINGS TO FIXED CHARGES	12.75	x	11.18	x	6.26	x	5.43	x	11.00	x